UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 5, 2007

Date of Report

January 22, 2007

(Date of earliest event reported)

SILVERGRAPH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30951	67-0695367
(State or other jurisdiction	(Commission file number)	(IRS employer I.D. No.)
of incorporation)

11919 Burke Street

Santa Fe Springs, CA  90670-2507
(Address of principal executive offices)

(562) 693-3737
(Registrant’s telephone number, including area code)

N/A
(Former name or former address if changed since last report)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into Material Definitive Agreement

RJ Falkner & Company, Inc. Agreement

On January 22, 2007 we entered into an agreement with RJ Falkner & Company, Inc. for a period of at least one year whereby RJ Falkner & Company, Inc. will provide investor relations support to the Company beginning February 1, 2007.  The agreement requires the Company to pay a cash retainer of $3,000 per month in advance and to cover expenses.  Further, the Company shall issue a total of 56,250 shares of its restricted common stock to R. Jerry Falkner in installments of 18,750 shares every three months until paid in full.  The agreement allows the Company to halt issuance of future stock grants by agreeing to increase the monthly retainer to $5,000.  The Company also agreed to issue R. Jerry Falkner a ten-year stock option to purchase 100,000 shares of the Company’s restricted common stock with an exercise price of $0.72 per share.

The agreement carries registration rights for the common stock to be issued whereby the Company agreed to register the shares with the Securities and Exchange Commission within 24 months of the start date of the agreement.  Should the Company fail to register the shares, the previously granted option shall become a cashless exercise option.

PIK Notes

On March 31, 2007 we issued 8.5% convertible PIK notes in the aggregate principal amount of $390,000 and warrants to purchase 171,600 shares of our common stock to six accredited investors.  We issued the notes and warrants pursuant to subscription agreements with each investor.  We will use the proceeds of this financing for general working capital purposes.

The outstanding principal and interest on the notes are payable by us on or before August 31, 2008.  The notes will bear interest at a rate of eight and one half percent (8.5%) per annum.  We will pay in kind quarterly all interest due and owing on each note by adding such amounts to the then outstanding principal balance of each note, thereby increasing the outstanding principal balance of each note.  All the payments-in-kind shall accrue interest as though such amounts were original principal indebtedness.  We will not pay any principal payments in cash prior to maturity unless we close any equity financing or financings with gross proceeds totaling at least $1,000,000 and the blended equity offering price is less than $0.22 per share.

Each holder of a note may convert in whole or in part the outstanding principal plus accrued but unpaid interest into our common stock at a conversion price of $0.22 per share, subject to adjustment.  If we engage in any equity based financing or a combination of equity financings with gross proceeds totaling at least $1,000,000, the outstanding principal amount of the notes together with all accrued but unpaid interest will automatically convert into shares of our common stock five business days after the closing of such equity financing(s), provided, however, that if the blended per share purchase price of the securities purchased in such equity financing(s) is less than the conversion price, we have the option to redeem the outstanding principal and interest of the notes.  If we do not elect to redeem the notes, the conversion price will be the price equal to a 10% discount to the equity offering price.

Upon the occurrence of an event of default, each note provides for acceleration.  If an event of default occurs, we must pay to the holders of the notes, on demand, interest on the outstanding principal balance of such promissory notes, from the date of the event of default until payment in full, at the rate of ten percent (10%) per annum. Generally, the occurrence of any of the following would constitute an event of default:

•

we fail to pay any installment of principal, interest or other sum due under the note when due and such failure continues for a period of ten (10) business days after the date such payment becomes due;

•	we breach a material covenant or other term or condition under a subscription agreement or a note, and such breach remains uncured for thirty (30) days after notice;

•	a material misrepresentation or warranty in the note or the subscription agreement as of the date of closing remains uncured for thirty (30) days after notice;

•

we make an assignment for the benefit of creditors, apply for or consent to the appointment of a receiver or trustee for us or a substantial part of our property or business, or such a receiver or trustee shall otherwise be appointed without our consent, which is not dismissed within sixty (60) days of appointment; or

•	we become insolvent or bankrupt.

In addition, each purchaser of a note will receive a warrant to purchase 11,000 shares of common stock for each $25,000 original principal amount of the note purchased.  The exercise price of the warrant is equal to $0.35 per share.  The warrants shall remain exercisable for a period of three years from the date of issue.  We may compel the exercise of the warrants in full if our common stock trades at or above two and one half (2 ½) times the exercise price for 15 consecutive trading days.

The subscription agreements we entered into with the six accredited investors require us to prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 registering not less than a number of shares of our common stock that is equal to 125% of the shares of our common stock issuable upon conversion of the notes (up to $2,000,000 original principal amount of notes) and 100% of the shares of our common stock issuable upon exercise of the warrants issued in connection with the purchase of the notes.

We offered and sold the notes and warrants only to “accredited investors”, as such term is defined in the Securities Act.  The offer and sale of the notes and warrants, and the conversion and exchange of the notes and warrants, were made in reliance upon an exemption from registration under Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated under the Securities Act.

Item 3.02.  Unregistered Sales of Equity Securities

Please see the discussion under Item 1.01 of this current report on Form 8-K, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

Exhibit No.

Title

4.0

PIK Note

10.1

RJ Falkner & Company, Inc. Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERGRAPH INTERNATIONAL, INC.

Date: April 5, 2007	By: /s/ James R. Simpson
James R. Simpson Chief Executive Officer

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